UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 30, 2010

Validus Holdings, Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	001-33606	98-0501001
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

29 Richmond Road, Pembroke, Bermuda		HM08
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(441) 278-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On June 30, 2010, Validus Holdings, Ltd. (the "Company") entered into a written stock purchase plan under Rule 10b5-1 (the "Plan") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to facilitate the continuing repurchase by the Company of its common shares (the "Common Shares") pursuant to the Company’s current share repurchase program. As of June 30, 2010, the Company had approximately $357 million remaining under its current share repurchase program.

The Plan provides that a broker selected by the Company has the authority to repurchase Common Shares at prevailing market prices on the New York Stock Exchange, any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise, pursuant to the terms of and subject to the limitations specified in the Plan. The Plan will allow the Company’s broker to repurchase Common Shares on behalf of the Company during the Company’s closed trading period imposed in connection with the Company’s second quarter 2010 earnings release, to the extent such purchases are permitted pursuant to Regulation M under the Exchange Act and other applicable securities laws. There can be no assurance that any Common Shares will be repurchased by the Company either through the Plan or otherwise.

The Company may amend or modify the Plan at any time, so long as, among other things, the amendment or modification is made in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, or other applicable securities laws.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Validus Holdings, Ltd.

June 30, 2010	By:	/s/ Joseph E. (Jeff) Consolino

Name: Joseph E. (Jeff) Consolino
Title: Executive Vice President and Chief Financial Officer